Exhibit 99.1

Ideal Power Reports Third Quarter 2023 Financial Results

AUSTIN, TX – November 14, 2023 -- Ideal Power Inc. (“Ideal Power,” the “Company,” “we,” “us” or “our”) (Nasdaq: IPWR), pioneering the development and commercialization of the highly efficient and broadly patented B-TRAN™ bidirectional semiconductor power switch, reported results for its third quarter ended September 30, 2023.

“We executed to plan again in the third quarter as we introduced our SymCool™ IQ intelligent power module and completed shipments to all the large companies in our test and evaluation program. We're also thrilled with our advancement into Phase II of the program with a top 10 global automaker. The advancement into Phase II is customer validation of the performance of B-TRAN™ and its potential impact in improving EV range and cost,” said Dan Brdar, President and Chief Executive Officer of Ideal Power.

Brdar continued, “In response to customer requests, we began providing high-volume quotes to large test and evaluation program participants. Participants in the program have expanded their plans for B-TRAN™ to include additional applications for our technology. Overall, the third quarter continued to underscore our across-the-board progress on our B-TRAN™ commercialization roadmap for the IGBT market, a market expected to grow at an 11% compound annual growth rate over the next three years to reach $11 billion in 2026.”

Key Third Quarter and Recent Operational Highlights

●

Secured Phase II of our development program with a top 10 global automaker. Ideal Power is ahead of schedule having completed 3 of the 5 Phase II deliverables. The delivery of production-ready B-TRAN™ based modules for this program continues to be targeted for 2025.

●

Added SymCool™ IQ to our commercial product offerings. The SymCool™ IQ product provides a low-loss, bidirectional solution complete with built-in intelligent controls for several of our key market segments including renewable energy, energy storage, UPS/data center, electric vehicle charging and other industrial power control applications.

●

Completed shipments to large companies in the B-TRAN™ test and evaluation program including a top 10 global automaker, a global Tier 1 automotive supplier, a leading provider in the solar industry, two Forbes Global 500 power management companies, a global provider of backup power and energy management solutions with more kits to follow for additional and new program participants.

●

Added a global European-based global power conversion and energy storage supplier with over $500 million in annual sales to the roster of the B-TRAN™ test and evaluation program. This global supplier presents multiple opportunities for Ideal Power as they address three of our target markets: UPS systems for data centers, renewable energy and energy storage.

●	Completed volume shipments of packaged B-TRAN™ devices to DTI, our NAVSEA program collaboration partner. We fulfilled all our obligations under our subcontract with DTI for this program.

●

B-TRAN™ Patent Estate: Currently at 77 issued B-TRAN™ patents with 33 of those issued outside of the United States and 36 pending B-TRAN™ patents. Current geographic coverage includes North America, China, Japan, South Korea, India, and Europe, with pending coverage in Taiwan.

Third Quarter 2023 Financial Results

●	Development revenue in the third quarter of 2023 was $1,557.

●	Operating expenses in the third quarter of 2023 were $2.8 million compared to $1.8 million in the third quarter of 2022 due primarily to increased research and development spending.

●	Net loss in the third quarter of 2023 was $2.7 million compared to $1.7 million in the third quarter of 2022.

●	Cash used in operating and investing activities in the third quarter of 2023 was $1.9 million compared to $1.6 million in the third quarter of 2022.

●	Cash used in operating and investing activities in the first nine months of 2023 was $5.6 million compared to $4.7 million in the first nine months of 2022.

●	Cash and cash equivalents totaled $10.8 million at September 30, 2023.

●	Ideal Power had no long-term debt outstanding at September 30, 2023.

2023 Milestones

The Company is actively engaged with multiple customers in each of its key target markets. Ideal Power completed all of its first nine months of 2023 milestones and is on track to achieve its remaining 2023 milestones. Our 2023 milestones and their status are:

●	Launched first commercial product in January 2023, the SymCool™ Power Module, a B-TRAN™ multi-die module. First commercial sales later in 2023.

●	Completed Phase I of multi-year development program with top 10 global automaker in the second quarter of 2023.

●	Completed first engineering run with production fab in the second quarter of 2023.

●	Delivered packaged B-TRAN™s to DTI under the NAVSEA program in the first half of 2023.

●	Commenced customer shipments to B-TRAN™ test and evaluation participants in the second quarter of 2023.

●	Introduced second commercial product, an intelligent power module, in the third quarter of 2023.

Conference Call and Webcast: Q3 2023 Results

To access the call, please use the following information:

Date:	Tuesday, November 14, 2023
Time:	10:00 AM ET
Toll-free dial-in number:	888-506-0062
International dial-in number:	973-528-0011
Participant Access Code:	744196

Please call the conference telephone number 5-10 minutes prior to the start time to ensure a proper connection. An operator will register your name and organization.

The conference call will be webcast live and available for replay on the Company’s investor relations website under the Events tab HERE.

An audio replay of the conference call will be available one hour after the live call until Midnight on November 28, 2023.

Toll Free Replay Number:	877-481-4010
International Replay Number:	919-882-2331
Replay ID:	49410

Upcoming Investor Conference

The Benchmark Company’s 12th Annual Discovery One-on-One Conference in New York on December 7, 2023

Ideal Power plans to participate in one-on-one meetings at The Benchmark Company’s 12th Annual Discovery One-on-One Conference in New York on December 7. Conference attendees are encouraged to register and request a one-on-one in-person meeting with Ideal Power management on The Benchmark Company online conference platform HERE.

About Ideal Power Inc.

Ideal Power (NASDAQ: IPWR) is pioneering the development and commercialization of its broadly patented bidirectional semiconductor power switch, creating highly efficient and ecofriendly energy control solutions for electric vehicle, electric vehicle charging, renewable energy, energy storage, UPS/data center, solid-state circuit breaker and other industrial and military applications. The Company is focused on its patented Bidirectional, Bipolar Junction Transistor (B-TRAN™) semiconductor technology. B-TRAN™ is a unique double-sided bidirectional AC switch that delivers substantial performance improvements over today’s conventional power semiconductors. Ideal Power’s B-TRAN™ can reduce conduction and switching losses, complexity of thermal management and operating cost in AC power switching and control circuitry. For more information, visit the Company’s website at www.IdealPower.com, on LinkedIn, on Twitter, and on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Such forward-looking statements include, but are not limited to, the forecasted size and compound annual growth rate of the IGBT market and the timing of delivery of production-ready B-TRAN™ based modules for the development program with a top 10 global automaker. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN™ technology, including whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, our inability to predict with precision or certainty the pace and timing of development and commercialization of our B-TRAN™ technology, including the timing of the completion of our wafer fabrication runs with our semiconductor fabrications partners, the rate and degree of market acceptance for our B-TRAN™, the impact of global health pandemics on our business, supply chain disruptions, and the expected performance of future products incorporating our B-TRAN™, and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements, except as required by applicable law.

Ideal Power Investor Relations Contact

Jeff Christensen
Darrow Associates Investor Relations
jchristensen@darrowir.com

703-297-6917

IDEAL POWER INC.
Balance Sheets
(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$10,760,854	$16,345,623
Accounts receivable, net	100,000	65,936
Prepayments and other current assets	382,091	491,365
Total current assets	11,242,945	16,902,924

Property and equipment, net	343,365	200,103
Intangible assets, net	2,556,861	2,036,431
Right of use asset	202,474	248,720
Other assets	13,311	11,189
Total assets	$14,358,956	$19,399,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,955	$130,503
Accrued expenses	690,655	254,218
Current portion of lease liability	69,128	64,597
Total current liabilities	823,738	449,318

Long-term lease liability	150,588	202,987
Other long-term liabilities	1,165,089	838,458
Total liabilities	2,139,415	1,490,763

Stockholders’ equity:
Common stock	5,947	5,926
Additional paid-in capital	106,870,506	105,011,318
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(94,643,702)	(87,095,430)
Total stockholders’ equity	12,219,541	17,908,604
Total liabilities and stockholders’ equity	$14,358,956	$19,399,367

IDEAL POWER INC.
Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Development revenue	$1,557	$-	$100,000	$-
Grant revenue	-	10,675	37,388	186,661
Total revenue	1,557	10,675	137,388	186,661

Cost of development revenue	2,787	-	76,800	-
Cost of grant revenue	-	10,675	37,388	186,661
Total cost of revenue	2,787	10,675	114,188	186,661

Gross profit (loss)	(1,230)	-	23,200	-

Operating expenses:
Research and development	1,690,538	780,151	4,337,254	2,337,081
General and administrative	854,025	768,957	2,682,951	2,356,543
Sales and marketing	293,963	207,443	870,189	660,024
Total operating expenses	2,838,526	1,756,551	7,890,394	5,353,648

Loss from operations	(2,839,756)	(1,756,551)	(7,867,194)	(5,353,648)

Interest income, net	99,275	52,781	318,922	55,243

Net loss	$(2,740,481)	$(1,703,770)	$(7,548,272)	$(5,298,405)

Net loss per share – basic and diluted	$(0.44)	$(0.28)	$(1.22)	$(0.86)

Weighted average number of shares outstanding – basic and diluted	6,192,286	6,157,625	6,185,447	6,156,876

IDEAL POWER INC.
Statements of Cash Flows
(unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(7,548,272)	(5,298,405)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	193,900	134,557
Stock-based compensation	1,859,209	696,127
Stock issued for services	-	100,100
Decrease (increase) in operating assets:
Accounts receivable	(34,064)	183,934
Prepaid expenses and other assets	153,398	(360,847)
Increase (decrease) in operating liabilities:
Accounts payable	(66,548)	(110,657)
Accrued expenses and other liabilities	263,643	142,458
Net cash used in operating activities	(5,178,734)	(4,512,733)

Cash flows from investing activities:
Purchase of property and equipment	(198,338)	(118,239)
Acquisition of intangible assets	(207,697)	(88,640)
Net cash used in investing activities	(406,035)	(206,879)

Net decrease in cash and cash equivalents	(5,584,769)	(4,719,612)
Cash and cash equivalents at beginning of period	16,345,623	23,170,149
Cash and cash equivalents at end of the period	$10,760,854	$18,450,537